Exhibit 99.1
Date: Oct. 29, 2009
Williams Pipeline Partners L.P. Reports Third-Quarter 2009 Financial Results
•	Net Income is $12.5 million, $0.38 Per Limited-Partner Unit for 3Q

•	Distributable Cash Flow Up 8% for 3Q
     TULSA, Okla. — Williams Pipeline Partners L.P. (NYSE: WMZ) today announced unaudited third-quarter 2009 net income of $12.5 million, compared with $13.9 million for third-quarter 2008. Net income per limited-partner unit for third-quarter 2009 was $0.38, compared with $0.42, as revised, for third-quarter 2008.
     Higher operating expenses led to the Northwest Pipeline GP’s slightly lower third-quarter operating results. Those results are a key component of the partnership’s earnings from its 35-percent equity interest in Northwest Pipeline.
     Year-to-date through Sept. 30, Williams Pipeline Partners’ net income was $37.7 million, compared with $38.6 million for the same period in 2008. Net income per limited-partner unit for the year-to-date period was $1.14, compared with $1.05, as revised, for the same period in 2008. The per-unit amount for year-to-date 2008 is based on prorated net income for the period from the partnership’s initial public offering on Jan. 24, 2008, through Sept. 30, 2008. The 2008 year-to-date net income is based on a full nine-month period.
     Higher operating and interest expense, partially offset by higher firm transportation revenue under long-term contracts and higher storage revenues, were drivers of Northwest Pipeline GP’s slightly lower results in the year-to-date period.
     Third-quarter and year-to-date 2008 net income per limited-partner unit have been revised pursuant to the adoption of an accounting rule change in 2009, which changed the method the partnership previously used to allocate undistributed earnings between the limited partners and the general partner.
     Distributable cash flow in third-quarter 2009 for Williams Pipeline Partners’ limited-partner unitholders was $11.4 million, or $0.34 per weighted average limited-partner unit. The third-quarter 2008 amounts were $10.6 million for total distributable cash flow, or $0.31 per weighted average limited-partner unit.
     A higher cash distribution from Northwest Pipeline drove the increase in distributable cash flow for the third quarter.
     Year-to-date through Sept. 30, Williams Pipeline Partners’ distributable cash flow for limited-partner unitholders was $34.0 million, or $1.01 per weighted average limited-partner unit. For the first nine months of 2008, these amounts were $34.2 million, or $1.02 per weighted average limited-partner unit. The year-to-date 2008 amounts were for the partial first-quarter 2008. Also, the year-to-date 2008 amounts benefited from an additional cash distribution made in the first quarter to the partnership from Northwest Pipeline.
     Subsequent to the close of the third quarter, Williams Pipeline Partners announced it had raised its regular quarterly cash distribution to unitholders to $0.335 per unit. The new amount is a 1.5-percent increase over the second-quarter 2009 distribution of $0.33 per unit and a 6.3-percent increase over the partnership’s third-quarter 2008 distribution of $0.315 per unit.
Williams Pipeline Partners L.P. (NYSE: WMZ) Third-Quarter 2009 Financial Results — Oct. 29, 2009 Page 1 of 3

Liquidity and Debt Maturities
     As of Sept. 30, 2009, Williams Pipeline Partners had $7.9 million of cash and cash equivalents and no outstanding debt. The partnership will make its third-quarter distribution to unitholders on Nov. 13.
     Northwest Pipeline on Sept. 30 had approximately $92.1 million of available cash through demand notes with Williams (NYSE: WMB) and $381 million of available capacity under Williams’ credit facility. Northwest Pipeline has no significant debt maturities until 2016.
Distributable Cash Flow Definition
     Distributable cash flow per weighted average limited-partner unit is a key measure of the partnership’s financial performance and available cash flows to unitholders.
     This press release includes certain financial measures, Distributable Cash Flow and Distributable Cash Flow per Limited-Partner Unit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. GAAP refers to generally accepted accounting principles.
     For Williams Pipeline Partners, we define Distributable Cash Flow as net income less its equity earnings in Northwest Pipeline, plus reimbursements from Williams under an omnibus agreement, plus cash distributed by Northwest Pipeline attributable to Northwest Pipeline’s operations through the current reporting period.
     For Williams Pipeline Partners, we define Distributable Cash Flow per Limited-Partner Unit as Distributable Cash Flow, as defined in the preceding paragraph, allocated among the general partner and the limited partners in accordance with the cash-distribution provisions of our partnership agreement resulting in distributable cash flow attributable to the general partner and distributable cash flow attributable to limited partners, respectively. The resulting Distributable Cash Flow attributable to limited partners is then divided by the weighted average limited-partner units outstanding to arrive at Distributable Cash Flow per Limited-Partner Unit.
     This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures.
Today’s Analyst Call
     Management will discuss Williams Pipeline Partners’ third-quarter 2009 results during a live webcast beginning at 12 p.m. EDT today.
     Participants are encouraged to access the webcast and slides for viewing, downloading and printing at www.williamspipelinepartners.com.
     A limited number of phone lines also will be available at (800) 481-9591. International callers should dial (719) 457-2650. Replays of the third-quarter webcast, in both streaming and downloadable podcast formats, will be available for two weeks at www.williamspipelinepartners.com following the event.
Form 10-Q
     Williams Pipeline Partners plans to file its Form 10-Q with the SEC today. The document will be available on both the SEC and Williams Pipeline Partners web sites.
About Williams Pipeline Partners L.P. (NYSE: WMZ)
     Williams Pipeline Partners is a publicly traded master limited partnership that owns and operates natural gas transportation and storage assets. The general partner of Williams Pipeline Partners is Williams Pipeline GP
Williams Pipeline Partners L.P. (NYSE: WMZ) Third-Quarter 2009 Financial Results — Oct. 29, 2009 Page 2 of 3

LLC, which is a wholly owned subsidiary of Williams (NYSE: WMB). For more information, please visit www.williamspipelinepartners.com. Go to http://www.b2i.us/irpass.asp?BzID=1589&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds Williams (media relations) (918) 573-3332 Richard George Williams (investor relations) (918) 573-3679
Williams Pipeline Partners L.P. is a limited partnership formed by The Williams Companies, Inc. (Williams). Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipates,” believes,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “objectives,” “planned,” “potential,” “projects,” “scheduled,” “will,” and other similar expressions. These forward-looking statements are based on our present intentions and our assumptions about future events and are subject to risks, uncertainties, and other factors. In addition to any assumptions, risks, uncertainties or other factors referred to specifically in connection with such statements, other factors not specifically referenced could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others:
•	whether we have sufficient cash from operations to enable us to maintain current levels of cash distributions or to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner;

•	availability of supplies (including the uncertainties inherent in assessing and estimating future natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•	inflation, interest rates and general economic conditions (including the current economic slowdown and the disruption of global credit markets and the impact of these events on Northwest’s customers and suppliers);

•	the strength and financial resources of our and Northwest’s competitors;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•	costs of, changes in, or the results of laws, government regulations (including proposed climate change legislation), environmental liabilities, litigation and rate proceedings;

•	Northwest’s costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs;

•	changes in the current geopolitical situation;

•	Northwest’s exposure to the credit risk of its customers;

•	risks related to strategy and financing, including restrictions stemming from Northwest’s debt agreements, future changes in Northwest’s credit ratings and the availability and cost of credit;

•	risks associated with future weather conditions;

•	acts of terrorism; and

•	additional risks described in our filings with the Securities and Exchange Commission.
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change. Such changes in our intentions may also cause our results to differ. We disclaim any obligation to and do not intend to publicly update or revise any forward-looking statements or changes to our intentions, whether as a result of new information, future events or otherwise.
Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williamspipelinepartners.com.
# # #
Williams Pipeline Partners L.P. (NYSE: WMZ) Third-Quarter 2009 Financial Results — Oct. 29, 2009 Page 3 of 3

Reconciliation of non-GAAP Measures
(UNAUDITED)
Williams Pipeline Partners L.P.
Distributable Cash Flow per LP Unit Reconciliation

	2008				2009
Amounts in thousands, except per-unit amounts	1st Qtr	2nd Qtr	3rd Qtr	Y-T-D	1st Qtr	2nd Qtr	3rd Qtr	Y-T-D

Net Income	12,855	11,867	13,863	38,585	13,655	11,560	12,480	37,695
Equity in earnings — Northwest	(13,355)	(12,490)	(14,433)	(40,278)	(14,318)	(12,307)	(13,391)	(40,016)
Reimbursements from Williams from ominbus agreement	371	497	503	1,371	370	374	378	1,122

Distributable cash flow excluding equity investments	(129)	(126)	(67)	(322)	(293)	(373)	(533)	(1,199)
Plus: Northwest’s cash distributions to WMZ	13,943	10,850	10,850	35,643	11,550	12,250	12,250	36,050

Distributable cash flow attributable to partnership	13,814	10,724	10,783	35,321	11,257	11,877	11,717	34,851
Distributable cash flow attributable to partnership allocated to GP	736	214	216	1,166	225	310	285	820

Distributable cash flow attributable to partnership allocated to LP	13,078	10,510	10,567	34,155	11,032	11,567	11,432	34,031

Weighted Average number of LP units outstanding	33,563	33,564	33,564	33,563	33,565	33,565	33,565	33,565

Distributable cash flow attributable to partnership per weighted average limited partner unit	0.3897	0.3131	0.3148	1.0176	0.3287	0.3446	0.3406	1.0139

This press release includes certain financial measures, Distributable Cash Flow and Distributable Cash Flow per Limited Partner Unit that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. GAAP refers to generally accepted accounting principles.
For Williams Pipeline Partners L.P., we define Distributable Cash Flow as net income less its equity earnings in Northwest Pipeline, plus reimbursements from Williams under an omnibus agreement, plus cash distributed by Northwest Pipeline attributable to Northwest Pipeline’s operations through the current reporting period.
For Williams Pipeline Partners L.P., we define Distributable Cash Flow per Limited Partner Unit as Distributable Cash Flow, as defined in the preceding paragraph, allocated among the general partner and the limited partners in accordance with the cash-distribution provisions of our partnership agreement resulting in distributable cash flow attributable to the general partner and distributable cash flow attributable to limited partners, respectively. The resulting Distributable Cash Flow attributable to limited partners is then divided by the weighted average limited partner units outstanding to arrive at Distributable Cash Flow per Limited Partner Unit.
This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Distributable Cash Flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income (loss) or cash flow from operations. Distributable Cash Flow per Limited Partner is not presented as an alternative to net income per unit. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.